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EXHIBIT 15.1

August 21, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our reports dated April 22, 2003 and July 21, 2003 on our review of interim financial information of WellPoint Health Networks Inc. (the "Company") as of and for the three month period ended March 31, 2003 and as of and for the three and six month periods ended June 30, 2003 and 2002, respectively, and included in the Company's quarterly report on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, respectively, are incorporated by reference in this Registration Statement and in Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-106689).

Very truly yours,

/s/  PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

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  EXHIBIT 15.1